                    AMENDMENT NO. 1 TO STOCK OPTION AGREEMENT

     This is Amendment No. 1 dated as of October 4, 1995 ("Amendment No. 1") to the Stock Option Agreement dated as of September 16, 1995 (the "First Option Agreement"), by and among B & L Acquisition Corporation (the "Purchaser"), BRW Steel Corporation ("Parent") and the Management Stockholders individually named on Schedule A thereto (each an "Option Stockholder" or collectively, the "Option Stockholders") of Bliss & Laughlin Industries Inc. (the "Company").

     WHEREAS, the Purchaser, Parent and the Company have entered into an Amended Agreement and Plan of Merger dated as of October 4, 1995 (the "Merger Agreement"), and in connection therewith the parties hereto have agreed to amend the First Option Agreement.

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending legally to be bound, do hereby agree as follows:

     (1) Concurrently with the entering into of this Amendment No. 1, the parties hereto agree to amend the First Option Agreement to read as set forth in the Amended Stock Option Agreement attached hereto as Exhibit A (the "Amended Stock Option Agreement"). Such amendments are marked on Exhibit A by (i) underscoring words which are additions, and
          (ii) indicating words eliminated by striking them through.

     (2) As of the execution and delivery of this Amendment No. 1, Parent and Purchaser shall execute and deliver an instrument releasing the Option Stockholders and their respective affiliates, successors, assigns, agents, representatives, advisors, attorneys and employees from any claims, liabilities, damages and causes of action arising from any breach or alleged breach of the First Option Agreement and the Stockholder Escrow Agreements dated as of September 19, 1995, among Purchaser, the Option Stockholders and LaSalle National Trust, N.A. as Escrow Agent, in each case based upon acts or omissions occurring prior to the date of this Amendment No. 1.

     (3)  The parties hereto acknowledge that prior to the date hereof William
          P. Daugherty, as Trustee of the William P. Daugherty Trust dated May 11, 1989, and Ellen L. Daugherty, as Trustee of the Ellen L. Daugherty Trust dated May 11, 1989, have deposited 33,228 and 25,450 Shares, respectively (collectively, the "Daugherty Shares"), in escrow as provided by the First Option Agreement. Accordingly, the Escrow Agent has delivered to Gregory H. Parker his 58,678 Shares deposited in escrow by him pending receipt of the Daugherty Shares.

     (4) Except as specifically provided otherwise in this Amendment No. 1, the Amended Stock Option Agreement shall supercede and replace the First Option Agreement.

     (5) This Amendment No. 1 may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment No. 1 to the Stock Option Agreement dated as of September 16, 1995 to be executed on its behalf by its duly authorized representative, all as of the day and year first above written.



                                   BRW STEEL CORPORATION


                                   By___________________________

                                   Title________________________



                                   B & L ACQUISITION CORPORATION


                                   By___________________________

                                   Title________________________



                                   STOCKHOLDER


                                   By___________________________

                                   Title________________________

                         AMENDED STOCK OPTION AGREEMENT

     THIS AMENDED STOCK OPTION AGREEMENT (this "Agreement"), dated as of October 4, 1995, by and among B&L ACQUISITION CORPORATION, a Delaware corporation (the "Purchaser"), BRW STEEL CORPORATION, a Delaware corporation ("Parent"), and the Management Stockholders (who are individually named on Schedule A hereto) of the Company (as defined below) who are parties to that certain First Refusal Agreement (as defined in Section 2) (each Management Stockholder, a "Stockholder"; collectively all the Management Stockholders, the "Stockholders"), being the owner of certain shares of common stock, $.01 par value per share (the "Common Stock"), of BLISS & LAUGHLIN INDUSTRIES INC., a Delaware corporation (the "Company").



     WHEREAS, the Purchaser, Parent and the Company are concurrently herewith entering into an Amended Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), which provides, upon the terms and subject to the conditions thereof, for the merger of the Purchaser with and into the Company (the "Merger").



     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Purchaser desires to acquire an option from the Stockholders to purchase an aggregate of 774,059 shares of Common Stock of the Company. The number of such shares pertaining to each Stockholder is set forth opposite the Stockholder's name on Schedule A hereto ( as to each Stockholder, the "Shares"); and in order to induce the Purchaser to proceed with the Merger, the Stockholders desire to grant an option to the Purchaser to purchase the Shares, all upon the terms and conditions of this Agreement.


     WHEREAS, the taking of various steps which are necessary in order to accomplish the Merger will require the Purchaser and the Company to spend significant sums of money and use substantial amounts of time of their key employees.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending legally to be bound, do hereby agree as follows:


     1. GRANT OF STOCK OPTION. The Stockholder hereby grants to the Purchaser an exclusive and irrevocable option (the "Stock Option") to purchase during a period commencing on the date hereof (the "Option Commencement Date"), subject to the provisions of Section 3 below, and ending on the Termination Date (hereinafter defined), the Shares at a price per share of $9.50, or any higher price paid by Purchaser for a share of Common Stock of the Company in the Merger or any other merger of the Company with Purchaser or Parent or in a tender offer by Purchaser or Parent for shares of common stock of the Company, payable as provided in Section 3 below (the "Purchase Price"). The Option Price shall be paid in cash at the Closing (as hereinafter defined).



     2. EXERCISE OF STOCK OPTION. Provided that (a) Stelco Inc. ("Stelco") has not purchased the Shares pursuant to the exercise of Stelco's rights under
Section 3.3 or 3.4 of the Right of First Refusal and Standstill Agreement dated May 11, 1990 (the "First Refusal


                                    EXHIBIT A

Agreement") (such purchase a "First Refusal Purchase"), (b) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the Untied States of America shall be in effect which would prohibit the purchase or delivery of Shares hereunder and (c) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired with respect to such purchase and delivery, the Purchaser may exercise the Stock Option, in whole, at any time or from time to time, from the Option Commencement Date until that date (the "Termination Date") which is the earlier of (i) January 15, 1996, or
(ii) termination of the Merger Agreement due to a material breach by the Purchaser of its obligations under the Merger Agreement. Stockholder agrees that if, prior to the first anniversary of the date of this Agreement, the Stockholder or any assignee of the Stockholder or the Company enters into an agreement to sell or exchange all or substantially all of the Common Stock of the Company held by the Stockholder or any affiliate of the Stockholder to or with a third party (including any such sale or exchange pursuant to a merger, or a tender or exchange offer), Stockholder or any assignee of the Stockholder will promptly pay Purchaser an amount equal to fifty percent (50%) of the difference between the Subsequent Share Price (as defined below) received for the Shares in such subsequent transaction and the product of $7.75 and the number of Shares. For the purposes of this Section 2, "Subsequent Share Price" shall mean the sum of the aggregate consideration received by the Stockholder or any assignee of the Stockholder in the transaction reduced by the expenses and out-of-pocket fees incurred by Stockholder or its affiliates or on their behalf in connection with the sale of the Shares. If the Stockholder or any assignee of the Stockholder or the Company receives consideration other than cash, the Stockholder may elect to pay the amount due the Purchaser under this Section 2 in like kind consideration or in cash. Prior to the Termination Date, other than as permitted in Section 4 below, the Stockholder will not take, and will refrain from taking, any action which would have the effect of preventing or disabling the Stockholder from delivering the Shares to the Purchaser upon exercise of the Stock Option or from otherwise performing its obligations under this Agreement. Anything in this Agreement to the contrary notwithstanding, this Stock Option may not be exercised and no Stockholder may transfer his, her or its Shares hereunder unless all Shares of all Stockholders are purchased and acquired, it being understood and agreed that the payment of the Purchase Price for all Shares of all Stockholders shall be an express condition to the purchase of any Shares of any individual Stockholder hereunder.



     3.   DELIVERY OF SHARES; ESCROW ARRANGEMENTS; PAYMENT FOR SHARES.   The
Stockholders have delivered in escrow to LaSalle National Trust, N.A. (the "Escrow Agent") pursuant to Stockholder Escrow Agreements dated as of September 19, 1995 by and among the Purchaser, each Stockholder and the Escrow Agent, (i) duly executed share certificates representing the Shares accompanied by stock powers endorsed in blank and with signatures guaranteed and such other documents as may be reasonably necessary to transfer record ownership of Shares into the Purchaser's name on the stock transfer books of the Company or
(ii) book confirmation of the transfer of Shares to the account of the Escrow Agent or its nominee with the Depository Trust Company. If this Agreement is terminated, the unpurchased Shares and any certificates for the unpurchased shares and related stock powers and other documents shall be returned to the Stockholder within two business days following such termination; provided, however, if a cancellation fee and expenses are owed under Section 14 hereof, the Shares shall remain in the account of the Escrow Agent until the Stockholder has paid such cancellation fee and expenses in full. The Stockholder and Purchaser agree to enter into an Amendment No. 1 to Stockholder Escrow Agreement with the Escrow Agent, substantially in the form of Attachment A hereto. At any Closing hereunder, the Purchaser shall deliver an aggregate principal amount of $9.50, or any higher price paid by Purchaser for a share of Common Stock of the Company in the Merger or any other merger of the Company with Purchaser or Parent or in a tender offer by Purchaser or Parent for shares of common stock of the Company, times the number of Shares being purchased (the "Exercised Option Shares") in cash or a certified or cashier's check or by wire transfer of immediately available funds to a bank account designated by the Escrow Agent (the "Purchase Price"), for distribution to Stockholder in compliance with the terms of the Escrow Agreement.


     4. COVENANTS OF THE STOCKHOLDER. Except in accordance with the provisions of this Agreement, the Stockholder agrees, until the Termination Date, not to:

          (a) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other transfer, pledge, assignment or other disposition of, any Shares, except that (i) if required by the terms of the First Refusal Agreement, the Stockholder may sell the Shares to Stelco pursuant to a First Refusal Purchase, or (ii) the Stockholder, upon a minimum of three (3) days prior written notice to the Purchaser and upon expiration of any rights Stelco may have to purchase the Shares under the First Refusal Agreement, may sell or transfer the Shares to a purchaser or transferee that is a citizen of the United States of America or Canada and executes with the Purchaser an agreement containing the same terms hereof; provided, however, that no sale or transfer shall be permitted hereunder to any purchaser or transferee that Parent believes, in its reasonable judgment, intends or may intend to engage in any transaction which may involve a change of control such as a merger, reorganization or acquisition of the Company, other than the transactions contemplated by the Merger Agreement or this Agreement;

          (b) acquire any additional shares of Common Stock without the prior written consent of Purchaser other than pursuant to the exercise of existing stock options or similar rights;

          (c)  enter into a voting agreement with respect to any Shares; or

          (d) directly or indirectly, initiate discussions or engage in negotiations with any corporation, partnership, person or other entity or group (other than Purchaser) concerning any possible acquisition of the Shares or any possible merger, purchase of assets, purchase of stock or similar transactions involving the Company or any major asset of the Company.

     5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT. The Purchaser and Parent jointly and severally hereby represent and warrant to the Stockholder as follows:

          (a) AUTHORITY RELATIVE TO THIS AGREEMENT. The Purchaser and Parent each is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser and Parent each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser and Parent, has been validly executed and delivered by a duly authorized officer of the Purchaser and Parent, and constitutes a valid and binding agreement of the Purchaser and Parent, enforceable against the Purchaser and Parent in accordance with its terms.


          (b) NO APPROVALS OR NOTICES REQUIRED; NO CONFLICT WITH INSTRUMENTS TO WHICH PURCHASER OR PARENT IS PARTY. The execution and delivery of this Agreement and the performance by Parent or Purchaser of their respective obligations hereunder will not (i) violate the charter or bylaws of Parent or Purchaser; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Parent or Purchaser; (iii) except for (1) requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and requirements, if any, arising out of the HSR Act, require any consent, approval, filing or notice under any provision of law applicable to Parent or Purchaser or any of Parent's other subsidiaries; or (iv) require any consent, approval or notice under, or violate or constitute a default under, or permit the termination of any provision of, or result in the acceleration of the maturity or performance of any obligation of, or result in the creation or imposition of any lien upon any properties, assets or businesses of, Parent or Purchaser or any of Parent's other subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, or any order, judgment or decree, to which Parent or Purchaser or any of Parent's other subsidiaries is a party or by which Parent, Purchaser or any of Parent's other subsidiaries or any of the assets or properties of Parent, Purchaser or any of Parent's other subsidiaries is bound or encumbered, which in any of the foregoing cases would have a material adverse effect on Parent and its subsidiaries taken as a whole or would prohibit or interfere with the consummation of this Agreement.


          (c) DISTRIBUTION. The Purchaser will acquire the Shares upon exercise of the Stock Option for its own account and not with a view to any resale or distribution thereof and will not sell the Shares unless such Shares are registered under the Securities Act of 1933 (the "Securities Act") or unless an exemption from registration is available.


          (d) RESALE PRIOR TO THE EFFECTIVE TIME. Purchaser agrees that, if prior to the earlier of the Effective Time (as defined in the Merger Agreement) or the first anniversary of the date of this Agreement, the Purchaser or any assignee of the Purchaser or the Company enters into an agreement to sell or exchange all or substantially all of the Common Stock of the Company held by the Purchaser or an affiliate of the Purchaser to or with an unaffiliated third party, Purchaser or any assignee of the Purchaser will promptly pay Stockholder an amount equal to fifty percent (50%) of the difference between the Subsequent Share Price (as defined below) received for such subsequent transaction and the product of $9.50 times the number of Shares. For the purposes of this Section 5(d), "Subsequent Share Price" shall mean the sum of the aggregate consideration received by the Purchaser or any assignee of the Purchaser in the transaction attributable to the Shares reduced by the expenses and out of pocket fees incurred by Purchaser or its affiliates or on their behalf in connection with the sale of the Shares. If the Purchaser or any assignee of the Purchaser receives consideration other than cash, the Purchaser may elect to pay the amount due the Stockholder under this
     Section 5(d) in like kind consideration or in cash.



          (e) RESALE SUBSEQUENT TO THE EFFECTIVE TIME. Subsequent to the Effective Time, Purchaser agrees that, if prior to the first anniversary of the date of this Agreement, the Purchaser or any assignee of the Purchaser, the Company or the Surviving Corporation (as defined in the Merger Agreement) enters into an agreement to (i) sell or exchange all or substantially all of the Common Stock of the Company or the Surviving Corporation to or with, or (ii) merge or consolidate the Company or the Surviving Corporation to, an unaffiliated third party, Purchaser or any assignee of the Purchaser, the Company and the Surviving Corporation will jointly promptly pay Stockholder an amount equal to fifty percent (50%) of the product of (y) the difference between the Aggregate Transaction Value (as defined below) received for such subsequent transaction and $62,000,000 and (z) a fraction, the numerator of which is the number of Shares and the denominator of which is the number equal to the total of
     (1) the number of shares of Common Stock of the Company issued and outstanding as of the Effective Time plus (2) the number of shares of Common Stock of the Company underlying stock options for which the option holder is entitled to payment under Section 1.3(e) of the Merger Agreement plus (3) the number of share equivalents for which the participant under the Directors' Deferred Compensation Plan is entitled to payment under
     Section 1.3(f) of the Merger Agreement.  For the purposes of this
     Section 5(e), "Aggregate Transaction Value" shall mean the sum of the aggregate consideration received by the sellers in the transaction (reduced by the present value of any future or contingent obligations retained by the sellers) plus the aggregate liabilities assumed by the acquiring party in the transaction. If the Purchaser or any assignee of the Purchaser, the Company or the Surviving Corporation receives consideration other than cash, the Purchaser may elect to pay the amount due the Stockholder under this Section 5(e) in like kind consideration or in cash.


     6. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder represents and warrants to the Purchaser the following:

          (a) TITLE TO SHARES. The Stockholder has good and marketable title to the Shares, not subject to any hypothecation, pledge or lien, with no restrictions on voting rights and other incidents of record and beneficial ownership incident thereto, and the absolute right to grant Purchaser the option to purchase the Shares and the right to sell and transfer the Shares to the Purchaser free and clear of all claims, liens, pledges, security interests, restrictions or encumbrances of any nature whatsoever, except for the restrictions under the First Refusal Agreement. Solely for the purposes of this Agreement and the Merger, Stockholder hereby waives and agrees not to assign his rights of first refusal under all First Refusal Agreements to which he or it and other stockholders of the Company are parties, provided that such waiver and agreement not to assign terminate when this Agreement terminates. On consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, the Purchaser will acquire good and marketable title to the Shares free and clear of all claims, liens, pledges, security interests, resolutions or encumbrances of any nature whatsoever except for the rights of first refusal held by other Stockholders of the Company under First Refusal Agreements.

          (b) AUTHORIZATION AND VALIDITY. The Stockholder has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Stockholder, enforceable in accordance with its terms.

          (c) COMPLIANCE WITH INSTRUMENTS. Neither the execution or delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will violate any provisions of any law applicable to the Stockholder or agreement to which the Stockholder is a party, except for any rights of first refusal held by other Stockholders of the Company under First Refusal Agreements.

          (d) SUPPORT OF MERGER. The Stockholder agrees that he will vote all of his Shares in favor of the Merger Agreement at any Stockholders Meeting at which it is discussed, and at any adjournment thereof; provided however, that Stockholder shall not have to vote in favor of the Merger Agreement if it has been terminated.

     7. COMPANY ACTIONS. If the Stockholder is a director of the Company or an officer or stockholder of the Company that is a reporting person under
Section 16 of the Exchange Act, the Stockholder agrees to use his best efforts during the term of this Agreement to prevent the Company, its Board of Directors, its officers and its subsidiaries from:

          (a) issuing additional capital stock except pursuant to existing option plans or arrangements;

          (b) approving a stock split, reverse stock split, recapitalization, or other similar action which would result in an overall adjustment of the number of outstanding shares of the Company's Common Stock;

          (c)  increasing the dividend on the Company's Common Stock;

          (d)  issuing additional stock options or appreciation rights;

          (e) selling any assets, except in the normal course of business and except for assets presently under contract for sale; and

          (f) issuing or incurring additional debt, except in the normal course of business.


     8. HSR FILING. Promptly after the date hereof, and from time to time thereafter if necessary, the Purchaser and each Stockholder if required shall file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required pre-merger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the purchase of the Shares subject to the Stock Option.


     9. UNITARY TRANSACTION. The parties hereto intend that this Agreement and the Merger Agreement shall constitute a single unified transaction for the acquisition of the Company by Purchaser. In accordance with that intention, Purchaser represents the following:


          (a) Purchaser was not an affiliate of and had no affiliation with the Company at any time prior to the execution of this Agreement and the Merger Agreement or the prior Agreement and Plan of Merger and prior Stock Option Agreement both dated September 16, 1995;


          (b) Purchaser shall purchase all shares of Common Stock pursuant to this Agreement and the Merger Agreement at the same price per share; and

          (c) Purchaser shall make no attempt to change the management of, alter the operation of, or exercise control over the Company prior to the Effective Time or termination of the Merger Agreement.

     10.  CERTAIN UNDERTAKINGS.

          (a) The Stockholder hereby agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, the Stockholder shall (a) vote the Shares in favor of the Merger;
     (b) not vote the Shares in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote the Shares against any action or agreement which would impede, interfere with or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Purchaser; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business; provided however, that Stockholder shall not have to take any action specified above in this Section 10 if the Merger Agreement has been terminated by Purchaser or Parent.


          (b) Each Stockholder shall use its best efforts to cause the restrictions on transfer and the rights of first refusal applicable to such Stockholder's Shares under the First Refusal Agreement to terminate, so as to cause such Stockholder's obligations under this Agreement to become unconditional and to permit the sale to Purchaser of such Stockholder's Shares hereunder. The Stockholders shall furnish Purchaser with copies of all information, correspondence and other documents furnished to or by Stelco or its counsel by or to the Stockholders, the Company or their counsel (as the case may be), and shall promptly inform Purchaser of all actions taken by the Stockholders or Stelco with respect to compliance with the First Refusal Agreement, including efforts to dispose of or settle the pending lawsuit No. 95 C 5426 in the U.S. District Court for the Northern District of Illinois.


     11. ADJUSTMENTS. In the event of any increase or decrease or other change in the Common Stock by reason of stock dividends, split-up, recapitalizations, combinations, exchanges of shares or the like, the number of shares of Common Stock subject to the Stock Option and the per Share Purchase Price shall be equitably adjusted appropriately.

     12. LEGEND. As soon as practicable after the execution of this Agreement, the Stockholder shall cause the following legend to be placed on the certificates representing the Shares:


          "The Shares of common stock represented by this certificate are subject to an Amended Stock Option Agreement, dated as of October 4, 1995, with B & L Acquisition Corporation and BRW Steel Corporation."


     Upon termination of this Agreement Stockholder will remove such legend on any Shares returned to him; and Purchaser will cooperate therewith.


     13. GUARANTEE: Parent hereby fully and unconditionally guarantees each and every representation, warranty and obligation of the Purchaser hereunder and of any assignee of the Purchaser.


     14. CANCELLATION FEE. (a) If Stelco exercises its rights under the First Refusal Agreement to purchase the Shares, or (b) if prior to January 15, 1996 the Board of Directors of the Company terminates the Merger Agreement pursuant to Section 6.1(c)(ii) of the Merger Agreement and a transaction is subsequently consummated, or (c) if prior to January 15, 1996 a tender or exchange offer shall have been commenced by any party to acquire twenty percent (20%) or more of the capital stock of the Company at a price in excess of $9.50, which tender or exchange offer is subsequently consummated, then, upon consummation of Stelco's purchase with respect to clause (a) above or within five (5) business days of the consummation of the transaction in the case of clause (b) or (c) above, the Stockholder shall pay to the Purchaser, a cash cancellation fee equal to the product of (i) the sum of one million two hundred fifty thousand dollars ($1,250,000) plus all out of pocket fees and expenses incurred by Purchaser, Parent or their affiliates or on their behalf in connection with the Merger and the transactions contemplated hereby (such out of pocket fees and expenses not to exceed two hundred fifty thousand dollars ($250,000)) and (ii) a fraction, the numerator of which is the number of Shares and the denominator of which is 774,059.


     15. REMEDIES. The parties agree that the Purchaser would be irreparably damaged if for any reason the Stockholder failed to deliver any of the Shares upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that the Purchaser would not have an adequate remedy at law for money damages in such event. Accordingly, the Purchaser shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance hereof by the Stockholder. This provision is without prejudice to any other Stockholder. This provision is without prejudice to any other rights that the Purchaser may have against the Stockholder for any failure to perform its obligations under this Agreement.

     16. ENTIRE AGREEMENT; ASSIGNMENT; AMENDMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, of the parties with respect to such subject matter. Purchaser may assign any or all of its rights and obligations hereunder to any wholly-owned affiliate of Purchaser or Parent. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

     17. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.


     18. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be furnished by hand delivery, by telegram or telex or FAX, or by mail (registered or certified, postage prepaid, return receipt requested) to the parties at the addresses set forth below or, if to the Escrow Agent, at its address set forth in the Escrow Agreement. Any such notice shall be deemed duly given upon the date it is actually received by the party to whom notice is intended to be given or is actually delivered at its address as shown below or, if to the Escrow Agent, at its address set forth in the Escrow Agreement:

          If to the Purchaser or Parent:

               B&L Acquisition Corporation
               4 Northshore Center
               Pittsburgh, PA  15212
               Attention:  President

          With a copy to:



               BRW Steel Corporation
               c/o Veritas Capital, Inc.
               Ten East Fiftieth Street
               New York, NY  10022
               Attention:  Co-Chairman

                    -and-

               Jones, Day, Reavis & Pogue
               599 Lexington Avenue
               New York, NY  10022
               Attention:  Robert A. Profusek, Esq.


          If to the Stockholder:

               At the address set forth for the Stockholder on Schedule B hereto.

          With a copy to the Company at:

               Bliss & Laughlin Industries Inc.
               281 East 155th Street
               Harvey, IL  60426
               Attention:  President

          With copies to:

               Company's Counsel
               Wildman, Harrold, Allen & Dixon
               225 West Wacker Drive, #3000
               Chicago, Illinois  60606
               Attention:  Roger G. Fein

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to principles of conflicts of laws.

     20. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     21. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     22. TIME OF THE ESSENCE. The parties agree that time shall be of the essence in the performance of obligations hereunder.

     23. BROKERS. Each party hereby represents and warrants to the other that no broker or finder claiming through him is entitled to a fee in connection with the sale of Shares hereunder, except for The Chicago Corporation whose fee will be paid by the Company.

     24. AGREEMENTS WITH OTHER STOCKHOLDERS. Purchaser agrees that if it executes a Stock Option Agreement with any other stockholder of the Company having terms more favorable to such stockholder than the terms of this Agreement are to Stockholder, it will promptly amend this Agreement to include such more favorable terms. Stockholder hereby appoints as his lawful attorney-in-fact Gregory H. Parker to execute any and all notices and other communications under the First Refusal Agreement as such attorney-in-fact shall execute in his sole discretion.


     25. JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement with respect to any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Illinois located in Chicago, Illinois, or in the United States District Court in Chicago, Illinois, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents shall not constitute general consents to service of process in the State of Illinois for any purpose except as provided above and shall not be deemed to confer rights to any Person other than the respective parties to this Agreement.


     26. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized representative, all as of the day and year first above written.

                                             BRW STEEL CORPORATION



                                             By:    ____________________________

                                             Title: ____________________________


                                             B & L ACQUISITION CORPORATION



                                             By:    ____________________________

                                             Title: ____________________________


                                             STOCKHOLDER



                                             By:    ____________________________

                                             Title: ____________________________

                                   SCHEDULE A

NAME OF STOCKHOLDER                                             NUMBER OF SHARES

Gregory H. Parker. . . . . . . . . . . . . . . . . . . . . . . . . . . . 142,380

Roger G. Fein, as Trustee of the Gregory H. Parker
     Irrevocable Family Trust under Trust Agreement
     dated October 31, 1988. . . . . . . . . . . . . . . . . . . . . . .  76,349

F. Elizabeth Parker. . . . . . . . . . . . . . . . . . . . . . . . . . .  25,450

Anthony J. Romanovich. . . . . . . . . . . . . . . . . . . . . . . . . .  80,183

Barbara A. Romanovich. . . . . . . . . . . . . . . . . . . . . . . . . .  26,976

George W. Fleck. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72,222

Joan E. Fleck. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25,450

Gerald E. Brady. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35,773

Carole A. Brady. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22,905

William P. Daugherty, as Trustee of the
     William P. Daugherty Trust dated May 11, 1989 . . . . . . . . . . .  33,228

Ellen L. Daugherty, as Trustee of the
     Ellen L. Daugherty Trust dated May 11, 1989 . . . . . . . . . . . .  25,450

Michael A. DeBias. . . . . . . . . . . . . . . . . . . . . . . . . . . .  58,677

Chester J. Pucilowski. . . . . . . . . . . . . . . . . . . . . . . . . .  29,665

Geraldine Pucilowski . . . . . . . . . . . . . . . . . . . . . . . . . .  29,013

Richard M. Bogdon. . . . . . . . . . . . . . . . . . . . . . . . . . . .  21,480

Phyllis Bogdon . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10,180

Carl H. Laib . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29,339

Richard W. Ressler . . . . . . . . . . . . . . . . . . . . . . . . . . .  29,339
                                                                          ------

     Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 774,059
                                                                         -------
                                                                         -------

                                   SCHEDULE B

Gregory H. Parker
     20091 Tam O Shanter
     Olympia Fields, IL  60461

F. Elizabeth Parker
     20091 Tam O Shanter
     Olympia Fields, IL  60461

Roger G. Fein, as Trustee of the Gregory H. Parker
Irrevocable Trust dated October 31, 1988
     225 W. Wacker Drive, #3000
     Chicago, IL  60606


Anthony J. Romanovich
     2530 Glen Eagles Drive
     Olympia Fields, IL  60461

Barbara A. Romanovich
     2530 Glen Eagles Drive
     Olympia Fields, IL  60461

George W. Fleck
     1109 Brassie
     Flossmoor, IL  60422

Joan E. Fleck
     1109 Brassie
     Flossmoor, IL  60422

Gerald E. Brady
     1745 Winola Court
     Naperville, IL  60565

Carole A. Brady
     1745 Winola Court
     Naperville, IL  60565

William P. Daugherty, as Trustee of the
William P. Daugherty Trust dated May 11, 1989
     3452 Huntington Terrace
     Crete, IL  60417

Ellen L. Daugherty, as Trustee of the
Ellen L. Daugherty Trust dated May 11, 1989
     3452 Huntington Terrace
     Crete, IL  60417

Michael A. DeBias
     7132 West 64th Place
     Chicago, IL  60638

Richard M. Bogdon
     2029 Dorchester Lane
     Schererville, IN  46375

Phyllis Bogdon
     2029 Dorchester Lane
     Schererville, IN  46375


Carl H. Laib
     11588 96th Avenue
     St. John, IN  46373


Richard W. Ressler
     5156 Andrus Avenue
     North Olmsted, OH  44070

Chester J. Pucilowski
     860 Smokerise Drive
     Medina, OH  44256

Geraldine Pucilowski
     860 Smokerise Drive
     Medina, OH  44256


                                       -2-